Exhibit 99.1

Merit Medical Announces Global Operations Leadership Transition

SOUTH JORDAN, Utah, August 19, 2026 (GLOBE NEWSWIRE) – Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading global manufacturer of healthcare technology, today announced that Sheri Lewis has agreed to join Merit as Executive Vice President of Global Operations, effective August 31, 2026.

Ms. Lewis brings three decades of experience across global operations, manufacturing, and supply chain management. She previously held senior roles at SkinHealth Systems, Inc., Avantor, Medtronic, and Honeywell, leading global manufacturing, distribution, logistics, supply chain, quality, regulatory, environmental health and safety, and operational excellence functions across large, complex organizations.

"Sheri is an accomplished operations executive with a strong record of leading complex organizations and building high-performing teams," said Martha G. Aronson, Merit’s President and Chief Executive Officer. "Her experience strengthening integrated business processes, ensuring product availability, and driving global operational excellence will be important as Merit continues to scale globally and execute its long-term growth strategy."

To support continuity, Mr. Peterson will move into the role of Senior Advisor, where he will help ensure a smooth transition through March 5, 2027. At that time, Mr. Peterson will complete his service to Merit after more than 32 years with the company.

Mr. Peterson has held leadership roles across Merit’s operations and engineering functions, most recently serving as Chief Operating Officer for the past four years. Throughout his career, he has strengthened product quality, improved on-time delivery, advanced operational efficiencies, and driven cost reductions. He also helped navigate supply chain constraints, raw material shortages, and the operational challenges of the COVID-19 pandemic. Mr. Peterson has consistently shown a deep commitment to supporting employees and their well-being.

"Neil has been a dedicated and respected leader at Merit. His operational discipline, commitment to execution, and deep knowledge of our manufacturing and supply chain network have contributed meaningfully to the company’s growth and performance," added Aronson. "We are grateful for his many contributions and for the important role he has played in strengthening our global operations."

ABOUT MERIT MEDICAL

Founded in 1987, Merit is engaged in the development, manufacture, and distribution of proprietary medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves customers worldwide with a domestic and international sales force and clinical support team totaling more than 800 individuals. Merit employs approximately 7,500 people worldwide.

CONTACTS

PR/Media Inquiries
Sarah Comstock

Merit Medical
+1-801-432-2864 | sarah.comstock@merit.com

Investor Inquiries
Mike Piccinino, CFA, IRC

ICR Healthcare
+1-443-213-0509 | mike.piccinino@icrhealthcare.com